As filed with the Securities and Exchange Commission on April 22, 2025

Registration No. 333-284365

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Blaize Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3674	86-2708752
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4659 Golden Foothill Parkway, Suite 206

El Dorado Hills, California 95762

(916) 347-0050

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Harminder Sehmi

Chief Financial Officer

4659 Golden Foothill Parkway, Suite 206

El Dorado Hills, CA 95762

(916) 347-0050

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian C. Patterson Latham & Watkins LLP 505 Montgomery Street, Suite 2000 San Francisco, CA 94111 (415) 391-0600	Ryan J. Maierson Ryan J. Lynch Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 (713) 546-5400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-284365

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of Blaize Holdings, Inc. (File No. 333-284365), initially filed on January 21, 2025 and declared effective by the Securities and Exchange Commission on February 13, 2025 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file (i) the consent of UHY LLP with respect to its report dated March 11, 2025 relating to the consolidated financial statements of Blaize, Inc. and Subsidiaries contained in its Current Report on Form 8-K/A and included in the Prospectus Supplement No. 2 dated April 16, 2025 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.1 (the “UHY Consent”), and (ii) the consent of Marcum LLP with respect to its report dated April 14, 2025 relating to the financial statements of Blaize Holdings, Inc. (formerly known as BurTech Acquisition Corp.) contained in its Annual Report on Form 10-K and included in the Prospectus Supplement No. 2 dated April 18, 2025 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.2 (the “Marcum Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, the UHY Consent, and the Marcum Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Incorporated by Reference
Exhibit		Form	Exhibit	Filing Date

23.1*	Consent of UHY LLP.

23.2*	Consent of Marcum LLP.

*	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, on this 22nd day of April, 2025.

BLAIZE HOLDINGS, INC.

By:	/s/ Dinakar Munagala
Name:	Dinakar Munagala
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Dinakar Munagala Dinakar Munagala	Chief Executive Officer and Director (Principal Executive Officer and Duly Authorized Officer)	April 22, 2025

/s/ Harminder Sehmi Harminder Sehmi	Chief Financial Officer (Principal Financial and Accounting Officer and Duly Authorized Officer)	April 22, 2025

*	Director	April 22, 2025
Edward Frank

*	Director	April 22, 2025
Lane Bess

*	Director	April 22, 2025
Juergen Hambrecht

*	Director	April 22, 2025
Tony Cannestra

*	Director	April 22, 2025
George de Urioste

*	Director	April 22, 2025
Yoshiaki Fujimori

*By:	/s/ Dinakar Munagala
Dinakar Munagala
Attorney-in-Fact

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